Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of March 7, 2025, MRC Global Inc. (“MRC Global”, the “Company”,” “we,” “us,” and “our”) has 86,083,438 shares of common stock, $0.01 par value per share (“Common Stock”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and certain applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

Authorized Capital Stock

Our authorized capital stock consist of 500,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”).

Common Stock

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters upon which the shareholders vote, including the election of directors. Our Common Stock does not have cumulative voting rights.

In general, any action requiring the approval of our stockholders may be authorized by the vote of the holders of a majority of the voting power of our issued and outstanding stock entitled to vote, present and voting, in person or represented by proxy. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, directors shall be elected by a plurality of the votes cast at a meeting of stockholders.

Dividend Rights

Subject to the rights of holders of any then outstanding shares of our Preferred Stock, our common stockholders are entitled to receive dividends when, as and if the Board of Directors declares, payable either in cash, in property or in shares of capital stock.

Liquidation Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, holders of Common Stock will share ratably in all assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

Certain Anti-Takeover Effects

General. Certain provisions of our Certificate of Incorporation, our Bylaws and the DGCL may have the effect of impeding the acquisition of control of us. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to unsolicited, coercive takeover attempts.

Stockholder Action by Written Consent. Our Certificate of Incorporation and Bylaws require that all stockholder action be taken at a duly called meeting of the stockholders and prohibit taking action by written consent of stockholders.

Additional Authorized Shares of Capital Stock. The additional shares of authorized Common Stock and Preferred Stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Business Combinations with Interested Stockholders.  We have elected in our Certificate of Incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a Delaware corporation, the shares of which are publicly held, from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any antitakeover effects of Section 203. However, our Certificate of Incorporation contains provisions that have the same effect as Section 203.

Removal of Directors; Vacancies.  Our Certificate of Incorporation and Bylaws provide that any director or our entire Board of Directors may be removed with or without cause by the affirmative vote of at least 75% of all shares then entitled to vote at an election of directors. Our Certificate of Incorporation and Bylaws also provide that any vacancies on our Board of Directors will be filed by the affirmative vote of a majority of our Board of Directors then in office, even if less than a quorum, or by a sole remaining director.

Advance Notice Provisions for Stockholders.  To nominate directors to our Board of Directors or bring other business before an annual meeting of our stockholders, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than 120 calendar days and not later than 90 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our Bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 30 days after the anniversary date of the meeting, notice by a stockholder to be timely must be delivered not earlier than 120 calendar days before the date of the annual meeting and not later than 90 calendar days before the date of the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the tenth day following the date on which public announcement of the date of the meeting is first made by the Company. The adjournment or postponement of an annual meeting or the announcement shall not commence a new time period for the giving of a stockholder’s notice as described above.

Ability to Call Special Meetings.  Our Certificate of Incorporation and Bylaws provide that special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our Board of Directors or by the chairman of our Board of Directors.

Amending Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that our Certificate of Incorporation may generally be amended by the affirmative vote of a majority of our Board of Directors and by the affirmative vote of the majority of all shares of our stock then entitled to vote at any annual or special meeting of stockholders. However, our Certificate of Incorporation also provides that the affirmative vote of at least 75% of the outstanding shares of our Common Stock is required to amend the provisions in our Certificate of Incorporation relating to business opportunities, business combinations with significant shareholders, amendments to the Certificate of Incorporation, and Bylaws, and limitation on liability, and indemnification of officers and directors.

In addition, our Certificate of Incorporation and Bylaws provide that our Bylaws may be amended or repealed or new Bylaws may be adopted by the affirmative vote of a majority of our Board of Directors, or, when a quorum is present at a stockholder meeting, by the affirmative vote of at least 75% of the voting power of our stock entitled to vote thereon.

Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “MRC.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N. A.